Exhibit 23.1 Consent of Auditors

INDEPENDENT AUDITORS' CONSENT

The Board of Directors

Chembio Diagnostics, Inc. and Subsidiaries

We consent to the inclusion in the Registration Statement on Form SB-2 and the related Prospectus of Chembio Diagnostics, Inc. and Subsidiaries. of our report dated February 3, 2006 with respect to the consolidated balance sheet of Chembio Diagnostics, Inc. and Subsidiaries as of December 31, 2005 and the related consolidated statements of operations, changes in stockholders’ equity, and cash flows for the year ended December 31, 2005. We also consent to the reference to our firm under the heading "Experts" in such Registration Statement.

New York, New York   Lazar Levine and Felix LLP
October 27, 2006